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Exhibit 4.6

STOCK PURCHASE AGREEMENT

        This STOCK PURCHASE AGREEMENT (this "Agreement") is made as of February 27, 2002, by and between CENTERSPAN COMMUNICATIONS CORPORATION, an Oregon corporation (the "Company"), and SONY MUSIC ENTERTAINMENT INC. (the "Investor").

RECITALS

        A.    The Company and Sony Music, a group of the Investor, are entering into a Content Integration Agreement dated as of the date hereof (the "Content Agreement"), pursuant to which Sony Music will make available to the Company certain musical content and other services.

        B.    Section 6.2(a) of the Content Agreement provides that, concurrently with the execution by the parties of that agreement and as partial consideration for Sony Music's entering into the agreement, the Company will issue to the Investor 283,556 shares (the "Shares") of the Company's common stock ("Common Stock") and a Warrant (the "Warrant") to purchase 189,037 shares of Common Stock (the "Warrant Shares").

AGREEMENT

        NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.    Purchase and Sale of Shares

        Subject to the terms and conditions of this Agreement and to induce Sony Music to enter into the Content Agreement and perform its obligations thereunder, the Company hereby sells and issues to the Investor the Shares.

Section 2.    Representations and Warranties of the Company

        The Company hereby represents and warrants to the Investor that, except as set forth in the SEC Documents (as defined in Section 2.6) or on a Schedule of Exceptions attached hereto as Schedule A:

        2.1    Organization and Qualification

        The Company and each of its subsidiaries is a corporation duly organized and validly existing under the laws of the jurisdiction of incorporation. The Company and each subsidiary is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on the assets, condition (financial or other), or business of the Company and its subsidiaries taken as a whole (a "Company Material Adverse Effect") or a subsidiary. The Company and each subsidiary has all requisite corporate power and authority, and holds all licenses, permits and other required authorizations from governmental authorities, necessary to conduct its business as is now being conducted or proposed to be conducted and to own or lease the properties and assets as they are now owned or held under lease.

        2.2    Enforceability

        The Company has the requisite corporate power and authority to deliver the Shares and the Warrant and to execute, deliver and perform its obligations under this Agreement and each of the certificates, instruments and documents executed or delivered by it pursuant to the terms of this Agreement. All corporate action on the part of the Company necessary for the authorization, execution and delivery of this Agreement and the performance of all of its obligations under this Agreement has been taken. This Agreement has been duly executed and delivered by the Company, and this Agreement is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies, and (c) the enforceability of provisions requiring indemnification in connection with the offering, sale or issuance of securities.

        2.3    Securities

        The Shares issued pursuant to this Agreement are validly issued, fully paid and nonassessable and, assuming the accuracy of the representations and warranties of the Investor contained in Section 3, have been issued in compliance with applicable federal and state securities laws. The Warrant Shares, when issued, shall be validly issued, fully paid and nonassessable, will be free and clear of any liens imposed by or through the Company, will not be subject to preemptive rights and will not subject the holder thereof to personal liability by reason of being such a holder. There are currently no preemptive rights of any stockholder of the Company to acquire the Shares or the Warrant Shares.

        2.4    No Approvals or Notices Required; No Conflicts With Instruments

        The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law or any judgment, decree, order, regulation or rule of any court or other governmental authority applicable to the Company; (b) require any consent, approval or authorization of, or declaration, filing or registration with, any person or entity, except (i) compliance with applicable securities laws and (ii) such consents, approvals, authorizations, declarations, filings and registrations (A) which have been obtained or effected or (B) the failure of which to obtain or effect would not, either individually or in the aggregate, have a Company Material Adverse Effect; (c) result in a default (with or without the giving of notice or lapse of time, or both) under, or acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel any agreement or document filed as an exhibit the Company's SEC Documents (as defined below), except for such defaults, accelerations, terminations or creations of such rights which would not, either individually or in the aggregate, have a Company Material Adverse Effect; or (d) conflict with or result in a breach of or constitute a default under any provision of the Articles of Incorporation or Bylaws of the Company, in each case as amended.

        2.5    Capitalization

        The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, of which 9,451,873 shares were issued and outstanding as of February 26, 2002, and 5,000,000 shares of preferred stock, par value $0.01 per share, none of which is issued or outstanding. Such issued and outstanding shares of Common Stock are validly issued, fully paid and nonassessable. No stockholder of the Company is entitled to any preemptive rights with respect to the purchase of or sale of any securities by the Company. Except as set forth on Schedule 2.5 and as contemplated herein or in the Warrant, none of the shares of capital stock of the Company is reserved for any purpose, and the Company is neither subject to any obligation (contingent or otherwise), nor has any option, to repurchase or otherwise acquire or retire any shares of its capital stock.

        2.6    SEC Documents

        The Company has furnished or made available to the Investor true and complete copies of (a) its Annual Report on Form 10-K for the fiscal year ended December 31, 2000, (b) all Forms 8-K filed after the date of such Form 10-K, if any, (c) its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2001, and (d) its Proxy Statement, dated April 16, 2001, for the annual meeting of the Company's shareholders which was held on May 15, 2001 (collectively, the "SEC Documents"). As of their respective filing dates, each of the SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the

"Exchange Act"), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

        2.7.    Financial Statements; Undisclosed Liabilities; Absence of Certain Changes.

        (a)  The financial statements of the Company included in the SEC Documents were prepared in accordance with U.S. generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries and results of their operations and cash flows for the periods covered thereby (subject, in the case of unaudited statements, to normal year-end audit adjustments).

        (b)  The Company has no material obligation or liability (whether accrued, absolute, contingent, unliquidated, or otherwise, whether due or to become due) arising out of transactions entered into at or prior to the Closing of this Agreement, or any action or inaction at or prior to the Closing of this Agreement, or any state of facts existing at or prior to the Closing of this Agreement, except (a) liabilities reflected on the latest balance sheet included in the SEC Documents (the "Company Balance Sheet"), (b) liabilities incurred in the ordinary course of business since the date of the Company Balance Sheet (none of which is a liability for breach of contract, breach of warranty, torts, infringements, claims or lawsuits), (c) liabilities arising out of the Content Integration Agreement between the parties hereto being entered contemporaneously with this Agreement, and (d) liabilities or obligations disclosed on Schedule 2.7 hereto.

        (c)  Except as disclosed in the SEC Documents, since September 30, 2001, there has been no material adverse change nor any material adverse development in the business, properties, operations, financial condition, outstanding securities, employee relations, customer relations or results of operations of the Company and its subsidiaries, taken as a whole.

        2.8    Full Disclosure

        The information furnished by the Company to the Investor or its representatives in connection with this Agreement and the information contained in the SEC Documents, when taken together, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements so made or information so delivered, in light of the circumstances under which they were made, not misleading. Except as disclosed in the SEC Documents, or this Agreement, and except for matters affecting the industry of the Company as a whole, there exists no fact or circumstance which, to the knowledge of the Company upon due inquiry, could reasonably be anticipated to have a Material Adverse Effect or could adversely affect the ability of the Company to perform its obligations set forth in this Agreement.

        2.9    Brokers or Finders

        The Company has not incurred, and will not incur, directly or indirectly, as a result of any action taken by or on behalf of the Company, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

        2.10    S-3 Eligibility

        As of the date hereof, the Company is eligible to use a registration statement on Form S-3 to register resales of its Common Stock. The Common Stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company files reports with the Commission pursuant to Section 12 and/or 15(d) of the Exchange Act. To the knowledge of the Company, the Company has duly filed all materials and documents required to be filed pursuant to all reporting obligations under either Section 13(a) or 15(d) of the Exchange Act. The Common Stock is listed and traded on The Nasdaq SmallCap Stock Market ("Nasdaq") and the Company is not aware of any pending or contemplated action or proceeding of any kind to suspend the trading of the Common Stock.

        2.11    Private Offering

        Subject to the accuracy of the Investor's representations and warranties set forth in Section 3 hereof, the offer, sale and issuance of the Shares and Warrant, as contemplated by this Agreement, are exempt from the registration requirements of the Securities Act. Prior to the effectiveness of the registration statement contemplated by this Agreement, the Company agrees that neither the Company nor anyone acting on its behalf will offer any of the Shares or Warrant Shares, or any similar securities, for issuance or sale, or solicit any offer to acquire any of the same from anyone so as to render the issuance and sale of the Shares or Warrant Shares subject to the registration requirements of the Securities Act. The Company has not offered or sold the Shares or Warrant Shares by any form of general solicitation or general advertising, as such terms are used in Rule 502(c) under the Securities Act.

        2.12    Title to Property

        The Company has good and marketable title to all of its tangible property and assets, free and clear of all mortgages, liens, loans, claims and encumbrances, except liens which arise in the ordinary course of business and do not materially impair the Company's ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance with such leases in all material respects and holds a valid leasehold interest free of any material liens, claims or encumbrances.

        2.13    Governmental Permits

        The Company has received all required governmental approvals, authorizations, consents, licenses, orders, registrations and permits of all agencies, whether federal, state, local or foreign (the "Permits"), of which the failure to obtain would have a Company Material Adverse Effect. The Company is in compliance with the terms of all material Permits, and all material Permits are valid and in full force and effect, and no proceeding is pending or, to the knowledge of the Company, threatened, the object of which is to revoke, limit or otherwise affect any material Permit. The Company has not received any notifications of any asserted failure to obtain any material Permit.

        2.14    Claims and Legal Proceedings

        There are no claims, actions, suits, arbitrations, criminal or civil investigations or proceedings pending or involving or, to the knowledge of the Company, threatened against the Company before or by any court or governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, or any other entity.

        2.15    Employment Matters

          2.15.1    Employees

        To the Company's knowledge, none of the Company's officers, directors, employees or agents is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement or obligation, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company or that would conflict with the Company's business as conducted and as proposed to be conducted.

          2.15.2    Labor Agreements and Actions

        The Company is not bound by or subject to any written or oral, express or implied, contract, commitment or arrangement with any employee or labor union, and no labor union has requested or, to the Company's knowledge, has sought to represent any of the employees, representatives or agents of the Company. There are no labor disputes, employee grievances or disciplinary actions pending or to the Company's knowledge, threatened against or involving the Company or any present or former employee of the Company. The Company is not engaged in any unfair labor practices and does not have any liability for any arrears of wages or taxes of penalties for failure to comply with any such provisions of law.

          2.15.3    Employee Benefits Matters

        With respect to each employee benefit plan maintained by the Company: (i) such employee benefit plan is, and at all times since inception has been, maintained, administered, operated and funded in all respects in accordance with its terms and in compliance with all applicable requirements of all applicable laws, statutes, orders, rules and regulations; and (ii) the Company has, at all times, properly performed all of its duties and obligations (whether arising by operation of law or by contract) under or with respect to each such employee benefit plan, including all reporting, disclosure and notification obligations.

        2.16    Taxes

        The Company has filed when due all state and federal tax returns. No controversy with respect to taxes of any type is pending or, to the Company's knowledge, threatened. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any tax or deficiency against the Company, nor are there any actions, suits, proceedings, investigations or claims now pending against the Company in respect of any tax or assessment or, to the Company's knowledge, any matters under discussion with any federal, state, foreign or local authority relating to any taxes or assessments, or any claims for additional taxes or assessments asserted by any such authority.

        2.18    Compliance with Law

        The Company is not in violation of any provision of its Articles of Incorporation or bylaws, nor is it in violation or default of any provision of any judgment, order, writ or decree by which it is bound or any provision of federal or state statute, rule or regulation applicable to the Company, which violation or default would have a Company Material Adverse Effect.

Section 3.    Representations and Warranties of the Investor

        The Investor hereby represents and warrants that:

        3.1    Authorization

        All corporate or other similar action, if any, required on the part of the Investor for the authorization, execution and delivery of this Agreement, and the performance of all of the Investor's obligations hereunder have been taken, and this Agreement constitutes the valid and legally binding obligation of the Investor, enforceable in accordance with its terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies, and (c) the enforceability of provisions requiring indemnification in connection with the offering, sale or issuance of securities. The Investor has full power and authority to execute, deliver and perform its obligations under this Agreement and to own the Shares.

        3.2    Purchase Entirely for Own Account

        This Agreement is made with the Investor in reliance upon the Investor's representation to the Company, which by the Investor's execution of this Agreement the Investor hereby confirms, that the Shares will be acquired for investment for the Investor's own account, and not with a view to the distribution of any part thereof, and that the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same in a manner contrary to the Securities Act of 1933, as amended (the "Act"), or applicable state securities laws.

        3.3    Disclosure of Information; Due Diligence

        The Investor has received and reviewed a copy of each SEC Document. The Investor represents and acknowledges that it has been solely responsible for its own "due diligence" investigation of the Company and of the management and business of the Company, for its own analysis of the merits and risks of this investment, and for its own analysis of the fairness and desirability of the terms of the investment; that in taking any action or performing any role relative to the arranging of the proposed investment, the Investor has acted solely in its own interests. Notwithstanding the foregoing, the Investor's due diligence investigation shall not in any way affect or diminish any of the representations or warranties made by the Company in this Agreement.

        3.4    Investment Experience; Accredited Investor Status

        The Investor is an investor in securities of the type of the Shares and acknowledges that the Shares are a speculative risk. The Investor is able to fend for itself in the transactions contemplated by this Agreement, can bear the economic risk of its investment (including possible complete loss of such investment) for an indefinite period of time and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares. The Investor understands that the Shares have not been registered under the Act, or under the securities laws of any jurisdiction, by reason of reliance upon certain exemptions, and that the reliance of the Company on such exemptions is predicated upon the accuracy of the Investor's representations and warranties in this Section 3. The Investor is familiar with Regulation D promulgated under the Act and is an "accredited investor" as defined in Rule 501(a) of such Regulation D.

        3.5    Restricted Securities

        The Investor understands that the Shares are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act only in certain limited circumstances and in accordance with the terms and conditions set forth in the legend described in Section 3.6 below. In this connection, the Investor represents that it is familiar with Rule 144 promulgated under the Act, as currently in effect, and understands the resale limitations imposed thereby and by the Act.

        3.6    Legend

        It is understood that the certificates evidencing the Shares may bear the following or a similar legend:

  THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR APPLICABLE STATE LAW, AND NO INTEREST THEREIN MAY BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS (A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS COVERING ANY SUCH TRANSACTION INVOLVING SAID SECURITIES, OR (B) SUCH TRANSACTION IS EXEMPT FROM, AND NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE ACT AND APPLICABLE STATE

  SECURITIES LAWS AND THIS CORPORATION RECEIVES AN OPINION OF LEGAL COUNSEL FOR THE HOLDER OF THESE SECURITIES SATISFACTORY TO THIS CORPORATION STATING THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION, OR (C) THIS CORPORATION OTHERWISE SATISFIES ITSELF THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION.

        3.7    No Intent to Control the Company

        The Investor represents to the Company that it has no intention to control the Company and that it is not purchasing the Shares with a view to exerting control of the Company. As used herein, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Company, whether through the ownership of voting securities or by contract or otherwise.

Section 4.    Registration Rights

        (a)  Subject to Section 4(b) below, the Company shall file, with respect to the Shares purchased under this Agreement (the "Registrable Shares"), a registration statement on Form S-3 (or any successor form) on or before the date 90 days after the Effective Date (as defined in Section 5.13) to register such Registrable Shares held by the Investor under the Act. Any such registration statement may also include other shares of Common Stock issued to other investors by the Company. If the Company fails to comply with its obligation in the preceding sentence within such 90-day period, for each 30-day or lesser period thereafter, the number of Shares deliverable by the Company to the Investor hereunder shall be increased by 10%. The Company shall use its best efforts to have the registration statement declared effective within 120 days after the Effective Date and to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) until the earliest of (i) the date 36 months after the effective date of the registration statement, (ii) the date all such Registrable Shares have been disposed of pursuant to such effective registration statement, (iii) the date such Registrable Shares are sold or otherwise transferred by the Investor in a transaction in which the rights under this Section 4 are not assigned in accordance with Section 5.2 hereof and (iv) the date the Investor is able to dispose of all such Registrable Shares in one three-month period pursuant to Rule 144 (or any similar provision then in force) under the Act without registration under the Act.

        (b)  The Company shall not be obligated to effect any such registration pursuant to Section 4(a) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration.

        (c)  The Company shall notify the Investor in writing at least thirty (30) days prior to filing any registration statement under the Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any registration under Section 4(a) of this Agreement or to any employee benefit plan or a corporate reorganization) and will afford the Investor an opportunity to include in such registration statement all or any part of the Registrable Shares then held by the Investor, subject to the provisions of Section 4(d) below. If the Investor wants to include in any such registration statement all or any part of such Registrable Shares held by the Investor, the Investor shall, within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of such Registrable Shares the Investor wishes to include in such registration statement.

        (d)  If a registration statement under which the Company gives notice under Section 4(c) is for an underwritten offering, then the Company shall so advise the Investor. In such event, the right of the Investor to include any of the Investor's Registrable Shares in a registration pursuant to Section 4(c)

shall be conditioned upon the Investor's participation in such underwriting and the inclusion of the Investor's Registrable Shares in the underwriting on the same terms and conditions as the other participants in such offering, including, without limitation, entering into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting (including a market stand-off agreement of up to 180 days if required by such underwriters). Notwithstanding any other provision of this Agreement, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to the Company, second, to each holder of registration rights granted by the Company before the date of this Agreement that contractually require the Company to include such holder's shares on a priority basis, and, third, to the Investor and any other holder of registration rights granted by the Company (excluding those covered above), on a pro rata basis based on the total number of shares of Common Stock then sought to be included by each in such offering. If an Investor disapproves of the terms of any such underwriting, the Investor may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Shares excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

        (e)  The Investor shall have no right to obtain or seek, nor shall the Investor obtain or seek, an injunction restraining or otherwise delaying any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Agreement.

        (f)    In the event any Registrable Shares are included in a registration statement under this Agreement:

            (i)  To the extent permitted by law, the Company will indemnify and hold harmless the Investor and each person, if any, who controls the Investor within the meaning of the Act or the Securities Exchange Act of 1934, as amended (the "1934 Act"), against any losses, claims, damages, or liabilities to which they may become subject under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (A) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (B) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or (C) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Act, the 1934 Act or any state securities law in connection with such registration and sale of securities; and the Company will pay to the Investor or such controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 4(f)(i) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by the Investor or such controlling person or their respective agents.

          (ii)  To the extent permitted by law, the Investor will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, each agent and any underwriter, any other person or entity selling securities in such registration statement and any controlling person of any such underwriter or other person or entity, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by the Investor or its agents expressly for use in connection with such registration; and the Investor will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 4(f)(ii), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 4(f)(ii) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Investor (which consent shall not be unreasonably withheld); and, provided further, that in no event shall any indemnity under this subsection 4(f)(ii) exceed the proceeds from the offering received by the Investor.

          (iii)  Promptly after receipt by an indemnified party under this Section 4(f) of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 4(f), deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 4(f), but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 4(f).

          (iv)  To the extent the indemnification provided for in this Section 4(f) is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other, in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

          (v)  The obligations of the Company and the Investor under this Section 4(f) shall survive the completion of any offering of Registrable Shares in a registration statement under Section 4, and otherwise.

Section 5.    Miscellaneous

        5.1    Survival of Warranties

        The warranties, representations and covenants contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Effective Date.

        5.2    Successors and Assigns

        The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

        5.3    Governing Law

        This Agreement shall be governed by and construed under the laws of the State of New York as applied to agreements among persons domiciled in New York entered into and to be performed entirely within the State of New York.

        5.4    Counterparts

        This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        5.5    Headings

        The headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

        5.6    Notices

        Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or three days after deposit in the United States Mail, postage prepaid, registered or certified with return receipt requested and addressed to the party to be notified, if to the Company, at 7175 NW Evergreen Parkway, Hillsboro, Oregon 97124, Attention: Chief Financial Officer, or, if to an Investor, at the address indicated for the Investor on the signature page hereof, or at such other address as any such party may designate by ten days' advance written notice to the other parties given in the foregoing manner. Each notice to the Investor shall be addressed for the attention of its Executive Vice President, and a copy of each such notice shall be sent simultaneously to the Sony Music Entertainment Inc. Law Department for the attention of its Senior Vice President and General Counsel.

        5.7    Expenses

        The Company shall pay all costs and expenses incurred by it with respect to the preparation and performance of this Agreement. The Investor shall pay all costs and expenses incurred by it with respect to the preparation and performance of this Agreement.

        5.8    Amendments and Waivers

        This Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Investor.

        5.9    Severability

        If one or more provisions of this Agreement is held to be unenforceable under applicable law, such provision shall be excluded from this Agreement, and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

        5.10    Entire Agreement

        This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior written and oral agreements and understandings between such parties with respect to said subject matter, and neither party shall be liable or bound to the other party with respect thereto in any manner by any representations, warranties, or acknowledgements except as specifically set forth herein.

        5.11    No Additional Purchases

        So long as the Investor or any of its subsidiaries (each a "Subsidiary" and collectively, the "Subsidiaries") beneficially owns any Shares or Warrant Shares, neither the Investor nor any Subsidiary shall acquire or sell, directly or indirectly, any Common Stock, security convertible into Common Stock or derivative or futures contract related to Common Stock, other than the Shares or Warrant Shares.

        5.12    Limitation on Sales

        The Investor agrees that so long as the Investor or any Subsidiary beneficially owns any Shares or any Warrant Shares, neither the Investor nor any Subsidiary shall sell, through the Nasdaq stock market, any exchange on which the Common Stock is listed, or otherwise:

          (a)  in any calendar month, more than an 80,000 shares of the Common Stock, or

          (b)  on any day, a number of shares of Common Stock in excess of the greater of (i) 20,000 and (ii) 1/3 the average of the daily trading volume of the Common Stock as reported by NASDAQ for the preceding 75 trading days.

        5.13    Effectiveness of Agreement

        This Agreement shall become effective concurrently with the full execution and delivery of the Content Agreement. As used herein the term "Effective Date" means the date this Agreement becomes effective.

        IN WITNESS WHEREOF, the parties have duly executed this Stock Purchase Agreement as of the date first above written.

CENTERSPAN COMMUNICATIONS CORPORATION
By:	Frank G. Hausmann, Jr.
Title: Chairman & CEO
INVESTOR:
SONY MUSIC ENTERTAINMENT INC.
By:	/s/Mark Eisenberg
Title: Sr. VP Business Affairs, New Technology & Business Development
Address:	550 Madison Avenue New York, NY 10022

SCHEDULE A

SCHEDULE OF EXCEPTIONS

Schedule 2.5 Reserved Shares

        As of February 26, 2002, the Company had reserved 4,553,921 shares for issuance upon exercise of options.

        As of February 26, 2002, the Company had reserved 1,848,606 shares for issuance upon exercise of outstanding warrants.

Schedule 2.7(c) Absence of Certain Changes

        The Company is a development stage company with no material revenues. The Company's ability to continue to operate its business is dependent on its ability to secure additional financing. The Company expects to write down as of December 31, 2001 certain intangible assets from $3,500,000 to $1,000,000.

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  Exhibit 4.6
STOCK PURCHASE AGREEMENT
SCHEDULE A SCHEDULE OF EXCEPTIONS